Exhibit 99.2

Quotient Technology Inc. Announces Pricing of $175 Million Convertible Notes Offering

MOUNTAIN VIEW, California, November 15, 2017 – Quotient Technology Inc. (“Quotient”) (NYSE: QUOT) today announced the pricing of its offering of $175 million aggregate principal amount of convertible senior notes due 2022 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Quotient has granted the initial purchasers of the notes an option to purchase up to an additional $25 million aggregate principal amount of the notes within a 13-day period from, and including, the initial issuance date of the notes. The sale of the notes to the initial purchasers is expected to settle on November 17, 2017, subject to satisfaction of customary closing conditions, and is expected to result in approximately $169.5 million in net proceeds to Quotient after deducting the initial purchasers’ discount and estimated offering expenses payable by Quotient (assuming no exercise of the initial purchasers’ option).

The notes will be senior, unsecured obligations of Quotient. The notes will bear interest at a rate of 1.75% per year. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2018. The notes will mature on December 1, 2022, unless earlier repurchased, redeemed or converted.

Quotient intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures, repurchases of Quotient’s common stock pursuant to its existing stock repurchase program, potential acquisitions and strategic transactions.

The initial conversion rate for the notes is 57.6037 shares of Quotient’s common stock (“common stock”) per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $17.36 per share) and is subject to adjustment upon the occurrence of certain events. Prior to the close of business on the business day immediately preceding September 1, 2022, the notes will be convertible at the option of the noteholders upon satisfaction of specified conditions and during certain periods. Thereafter, until the close of business on the scheduled trading day immediately preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of common stock or a combination of cash and shares of common stock, at Quotient’s election. The initial conversion price represents a premium of approximately 40.0% over the last reported sale price of Quotient’s common stock on November 14, 2017 of $12.40 per share on The New York Stock Exchange.

Quotient may redeem the notes, at its option, on or after December 5, 2020, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest if the last reported sale price of Quotient’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within not more than three trading days preceding the date on which Quotient provides written notice of redemption.

Holders of notes may require Quotient to repurchase their notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase. In connection with certain corporate events or if Quotient issues a notice of redemption, it will, under certain circumstances, increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or during the relevant redemption period.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of the common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities law, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state securities laws.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the satisfaction of customary closing conditions with respect to the offering of the notes, prevailing market conditions, the anticipated use of the net proceeds of the offering of the notes which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Forward looking statements may be identified by the use of the words “may,” “will,” “expect,” “intend,” and other similar expressions. These forward looking statements are based on estimates and assumptions by Quotient’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from those anticipated or predicted by Quotient’s forward-looking statements. All forward-looking statements are subject to other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and the risks discussed in our other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof, except as required by applicable law.

Investor Relations Contact:

Stacie Clements

Vice President, Investor Relations

Phone: 650-605-4535

ir@quotient.com

Media Contact:

Paul Sloan

Vice President, Corporate Communications

Phone: 650-396-8754

press@quotient.com